EXHIBIT 4.6

                     REYNOLDS METALS COMPANY


           RESTRICTED STOCK PLAN FOR OUTSIDE DIRECTORS


                    Effective April 20, 1994


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                            ARTICLE I

                       PURPOSE OF THE PLAN

          The purposes of the Plan are to promote a greater identity of interests between the Company's Directors and its stockholders through increasing ownership of Company Stock by the Directors and to assist the Company in attracting and retaining qualified individuals to serve as Directors by affording them an opportunity to share in the future successes of the Company.


                           ARTICLE II

                           DEFINITIONS

          2.01 "Beneficiary" shall mean the individual or entity designated by the Director to receive, upon the death of the Director, undelivered shares of Restricted Stock as to which the applicable restrictions have expired. If no such designation is made, or if the designated individual predeceases the Director or the entity no longer exists, then the Beneficiary shall be the Director's estate.

          2.02 "Board" shall mean the Board of Directors of the Company.

          2.03  "Company" shall mean Reynolds Metals Company, a
Delaware corporation.

          2.04 "Company Stock" shall mean the Common Stock of the Company, without par value, and such other stock and securities as may be substituted therefor in accordance with
Section 5.02.

          2.05 "Director" shall mean a member of the Board who is not an employee of the Company or of one of its subsidiaries.

          2.06  "Effective Date" shall mean April 20, 1994.

          2.07  "Plan" shall mean this Reynolds Metals Company
Restricted Stock Plan for Outside Directors, as amended from time to time.

          2.08 "Restricted Stock" shall mean Company Stock granted to a Director in accordance with Article III and subject to the restrictions set forth in Section 4.03.


                           ARTICLE III

                   GRANTS OF RESTRICTED STOCK

          3.01 On June 1, 1994, each Director elected to office by the stockholders of the Company on April 20, 1994, shall receive a grant of 1,000 shares of Restricted Stock. Except as otherwise provided in Section 3.02, each individual who becomes a Director after April 20, 1994, shall receive a grant of 1,000 shares of Restricted Stock 60 days after the date the individual is first elected to the Board, whether by the Board or by stockholders.

          3.02 If an employee of the Company or of one of its subsidiaries retires from employment with the Company or its subsidiary, as applicable, and if such former employee is elected to serve as a Director following retirement, then such former employee shall become eligible to participate in the Plan and shall receive a grant of 1,000 shares of Restricted Stock 60 days after the date on which he or she is first elected or reelected to the Board following his or her retirement.

          3.03 So long as he or she remains a Director, an additional grant of 1,000 shares of Restricted Stock shall be made to each Director on June 1 (or on the next business day, if June 1 is not a business day) of the year in which the restrictions expire as to all the shares covered by such Director's previous grant under the Plan.


                           ARTICLE IV

                 TERMS AND CONDITIONS OF GRANTS

          4.01  The terms and conditions set forth in this
Article IV shall apply to each grant of shares of Restricted Stock. Grants of Restricted Stock shall be made without payment of a purchase price. If required by the Company, each such grant shall be evidenced by a written agreement that sets forth the specific terms of the grant in accordance with the Plan and that is duly executed by or on behalf of the Company and the Director.

          4.02 At the time of each grant, a share certificate or certificates representing the number of shares of Restricted Stock granted to a Director shall be registered in the Director's name but shall be held by or on behalf of the Company for the Director's account. The Director shall execute and deliver to the Company a stock power duly endorsed in blank relating to such shares of Restricted Stock. The Director shall have all the rights and privileges of a stockholder as to such shares of Restricted Stock, including the right to receive dividends and the right to vote such shares, subject to the restrictions set forth in Section 4.03.

          4.03 The shares of Restricted Stock granted to any Director under Article III shall be subject to the following restrictions:


                (a) Such shares may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of until such time as such restrictions have expired as to such shares as provided in Section 4.04.

                (b) A Director shall not be entitled to delivery of a share certificate representing any shares of Restricted Stock until the expiration of such restrictions as to such shares.

          4.04 (a) Except as otherwise provided in Section 4.04(b), the restrictions applicable to shares of Restricted Stock covered by any grant to any Director shall expire in accordance with the terms of this Section 4.04(a). Restrictions shall expire as to 200 shares of Restricted Stock on the later of
(i) the April 1 immediately following the date of grant or (ii) the date that is the six-month anniversary of the date of grant, and restrictions shall expire as to an additional 200 shares on each successive April 1, so that by the fifth April 1 following the date of grant, restrictions on all 1,000 shares shall have expired; provided, however, that restrictions shall expire as to shares of Restricted Stock only if the Director shall have remained a member of the Board continuously from the date of grant of such shares to the scheduled expiration date.

          (b) If a Director ceases to be a member of the Board because of death, Disability, or a Change in Control of the Company, the restrictions on 200 shares of Restricted Stock shall expire as of the later of (i) the date the Director ceases to be a member of the Board or (ii) the date that is the six-month anniversary of the date of grant. Such 200 shares shall be in addition to any shares as to which the restrictions have expired in accordance with the second sentence of Section 4.04(a).

          For purposes of this Section 4.04(b), the term "Disability" shall have the same meaning as a "total disability" as determined under the rules and procedures that apply under the Company's Long Term Disability Plan for Salaried Employees, and the term "Change in Control" shall mean the occurrence of any of the following dates or events:

              (i)  a Stock Acquisition Date;

             (ii)  a Distribution Date; or

            (iii) Continuing Directors ceasing to be a majority of the Board,

with the terms "Stock Acquisition Date," "Distribution Date" and "Continuing Directors" having the meanings given to them in the Rights Agreement dated November 23, 1987 between the Company and The Chase Manhattan Bank, N.A., as initially executed.
          4.05 All of the shares of Restricted Stock granted to any Director as to which the restrictions have not previously expired shall be forfeited immediately, and all rights of such Director to such shares shall terminate without further obligation on the part of the Company, if the Director shall cease to be a member of the Board for any reason other than as set forth in Section 4.04(b).

          4.06 As soon as practicable after the expiration of the restrictions on any shares of Restricted Stock as herein provided, a share certificate for such shares shall be delivered, free of all such restrictions, to the Director (or to the Director's Beneficiary, if applicable) subject to the withholding requirements of Section 7.04 (if applicable).


                            ARTICLE V

                          COMPANY STOCK

          5.01 Shares of Company Stock granted or delivered under the Plan may be authorized but unissued shares, shares reacquired by the Company, or a combination of both, as the Board may from time to time determine. Shares of Company Stock granted under the Plan but subsequently forfeited shall continue to be otherwise available for the purposes of the Plan.

          5.02 If any stock dividend is declared upon Company Stock, or if there is any stock split, stock distribution, or other recapitalization of the Company with respect to Company Stock, resulting in a split-up or combination or exchange of shares, the number and kind of shares which may thereafter be granted under the Plan shall be proportionately and appropriately adjusted and the number and kind of shares then being held by the Company as Restricted Stock shall be proportionately and appropriately adjusted. Any new or additional shares of Restricted Stock, or stock or other securities substituted therefor, to which a Director may be entitled under this Section
5.02 shall be subject to all of the terms and conditions of
Article IV.


                           ARTICLE VI

          AMENDMENT, SUSPENSION AND TERMINATION OF THE PLAN

          The Board may from time to time amend, suspend or terminate the Plan, in whole or in part; provided, however, that
(a) without the Director's consent, no such amendment, suspension or termination shall materially adversely affect the rights of any Director in respect of Restricted Stock previously granted to such Director and (b) the provisions of the Plan with respect to individuals eligible to participate and the amount, price and timing of grants hereunder shall not be amended more than once every six months other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder. Notwithstanding the foregoing, the Board may, in any circumstance where it deems such approval necessary or desirable, and shall, to the extent necessary to maintain compliance with Rule 16b-3 under the Securities Exchange Act of 1934 as in effect from time to time, require stockholder approval as a condition to the effectiveness of any amendment or modification of the Plan.


                           ARTICLE VII

                       GENERAL PROVISIONS

          7.01 Neither the establishment of the Plan nor the payment of any benefits hereunder nor any action of the Company, including the Board, in connection therewith shall be held or construed to confer upon any individual any legal right to remain on the Board.

          7.02 No rights or benefits under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, except by will or the laws of descent and distribution, and any attempt thereat shall be void. No such right or benefit shall, before receipt thereof, be in any manner liable for or subject to the recipient's debts, contracts, liabilities, engagements, or torts.

          7.03 This Plan shall inure to the benefit of, and be binding upon, the Company and each Director, and upon the successors and assigns of the Company and of each Director.

          7.04 The Company shall not be required to deliver any fractional share of Common Stock but shall pay, in lieu thereof, the fair market value (measured as of the date restrictions lapse) of such fractional share to the Director (or the Director's Beneficiary, if applicable).

          7.05 Before the issuance or delivery of any shares of Restricted Stock on which the restrictions have expired, the Company shall require payment in cash by the Director of any withholding taxes that the Company may be required by law to pay with respect to the issuance or delivery of such shares.

          7.06 Except as otherwise required by applicable federal laws, this Plan shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia.



          Executed and adopted this 24th day of May, 1994, pursuant to action taken by the Executive Committee of the Board of Directors of Reynolds Metals Company at its meeting on February 17, 1994, by the Board of Directors of Reynolds Metals Company at its meeting on February 18, 1994, and by stockholders at the Annual Meeting on April 20, 1994.


                                REYNOLDS METALS COMPANY



                                By Donald T. Cowles
                                Title:  Executive Vice President,
                                Human Resources and External
                                Affairs